Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2024, with respect to the financial statements of Mustang Bio, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the base prospectus and the sales agreement prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 31, 2024